EXHIBIT 23.4

             CONSENT OF AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

     As counsel to ResortQuest International, Inc., we consent to the use of our name under the caption "Experts" in this registration statement. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

Washington, DC
April 12, 1999